Exhibit 5.11

[Duggins Wren Mann & Romero, LLP letterhead]

September 10, 2019

Entergy Texas, Inc.
10055 Grogans Mill Road
The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as local Texas counsel for Entergy Texas, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-233403-02) (the “Registration Statement”), filed by the Company on August 22, 2019 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the offer and sale of 1,400,000 shares of the Company’s 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share) (the “Preferred Stock”). The Preferred Stock has been issued and sold pursuant to the Underwriting Agreement, dated as of September 3, 2019 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC.

In our capacity as such counsel, we have either participated in the preparation of, or have examined and are familiar with: (a) the Registration Statement; (b) the Underwriting Agreement; (c) the Amended and Restated Certificate of Formation of the Company, as amended by the Statement of Resolution designating the terms of the Preferred Stock; (d) the Amended and Restated Bylaws of the Company; (e) the form of the certificate evidencing the Preferred Stock; and (f) the records of various corporate proceedings relating to the authorization, issuance and sale of the Preferred Stock by the Company and the execution and delivery by the Company of the Underwriting Agreement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have relied upon a certificate of the transfer agent and registrar retained by the Company as to the countersignature and registration of the certificate evidencing the Preferred Stock.

Based upon the foregoing, we are of the opinion that the Preferred Stock has been validly issued, and is fully paid and non-assessable.

This opinion is limited to the laws of the State of Texas.

We hereby consent to the filing of this opinion as Exhibit 5.11 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Duggins Wren Mann & Romero, LLP

DUGGINS WREN MANN & ROMERO, LLP